5429 LBJ Freeway,
 Suite 1000
Dallas, TX  75040
214-560-9000
Fax:  (214) 560-9349

For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES FOURTH QUARTER
FISCAL YEAR 2010 RESULTS

Fourth Quarter Highlights:
•	Fourth quarter sales increased 7.9% to $105 million
•	Fourth quarter net income increased 58% to $0.29 per fully diluted share
•	Core sales continued to improve, increasing 4.5% during the fourth quarter

September 16, 2010 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.8 million, or $0.29 per fully diluted share, for the FY 2010 fourth quarter. This compares to net income of $1.8 million, or $0.18 per fully diluted share, in the FY 2009 fourth quarter. The prior year quarter includes a restructuring charge of $1.1 million pre-tax, $0.7 million after tax ($0.07 per fully diluted share), related to the closing of the Canadian Administrative office and the elimination of the position of President U.S.  For the full fiscal year ended July 31, 2010, the Company reported net income of $10.7 million, or $1.09 per fully diluted share, compared to $8.8 million or $0.89 per fully diluted share in the prior year.  In addition to the restructuring charge described above, the FY 2009 full year results also include a first quarter special payment of $1.5 million pre-tax, $1.0 million after-tax ($0.10 per fully diluted share), to the former President and CEO of the Company.

James L. Welch, President and Chief Executive Officer of Dynamex stated, “Following a strong third quarter, the Company again delivered significant operating cash flow as well as both core sales and net income growth, finishing the year on a high note. More specifically, due to our cost reduction initiatives and our efforts to streamline the business, we delivered improved operating income and significantly enhanced our cash position. We continued to make progress on the long-term growth initiatives enacted during the year. Importantly, core sales per day increased for the fourth consecutive quarter, which is directly correlated to the investments in our sales force and sales process. While the economic recovery is not as robust as many had hoped, we believe our business model, strategy for profitable growth and strong financial position will enable Dynamex to generate long-term value. Welch concluded, “Given our debt-free balance sheet, low working capital requirements and variable cost model, we are confident in our ability to navigate the current economic climate. That said, we believe liquidity continues to be extremely important to operating a business in this market and we will therefore remain prudent in managing our balance sheet.”

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

Sales were $105 million in the FY 2010 fourth quarter, 7.9% higher than the previous year due to higher core sales, a stronger Canadian dollar, and higher fuel surcharges. Core sales per day (sales excluding changes in fuel surcharge and foreign exchange), increased 4.5% compared to the same quarter last year. Core sales per day increased approximately 6.6% in Canada and 3.4% in the U.S.  The current year quarter had one less business day than the prior year quarter.  The stronger Canadian dollar increased sales by approximately $3.3 million this quarter and fuel surcharges were approximately $1.7 million higher compared to the same quarter last year.

Purchased transportation costs, the largest component of operating expenses, represented 65.5% of sales in the current year quarter, compared to 63.0% last year. The increase in the percentage this year is attributable to the impact of a more competitive pricing environment that has pressured margins and, to a lesser extent, by a change in business mix.

Salaries and employee benefit costs declined $0.3 million, or 1.6%, compared to the prior year quarter.  Excluding the impact of the stronger Canadian dollar, salaries and employee benefits declined $0.8 million, or 4.1%, due principally to the closing of the Canadian administrative office in October 2009, the consolidation of twelve reporting regions into eight, the elimination of the President U.S. operations at the end of FY 2009, and lower bonus accruals in the current year quarter. Salaries and employee benefit costs represented 19.0% of sales in the current quarter compared to 20.8% in the same quarter last year.

Other expenses were $6.2 million, slightly below the prior year and were 5.9% of sales this quarter compared to 6.5% in the prior year quarter.

Operating income was $4.1 million, an increase of 56% compared to the prior year quarter.  The prior year quarter includes restructuring costs of $1.1 million related to the closing of the Canadian Administrative office and the elimination of the position of President U.S.  Excluding those charges from the prior year, operating income increased $0.4 million, or 10.2%.

Other income, net was $65,000, compared to $37,000 for the same quarter in the prior year.

Income tax expense was $1.4 million, or 33.1% of income before taxes compared to $0.9 million, or 33.4% of income before taxes in the prior year quarter.

Long-Term Debt
Long-term debt was zero at July 31, 2010. Cash flow generated from operations was sufficient to fund operations and capital expenditures.

EBITDA Margin
Earnings before interest, taxes, depreciation and amortization, (“EBITDA”) were $5.3 million, or 5.0% of sales in the current quarter compared to $3.7 million, or 3.8% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

Cash Flow from Operations
Net cash provided by operating activities was $18.3 million for the twelve months ended July 31, 2010 compared to cash used in operating activities of $7.8 million in the prior year period.  The increase in net cash provided from operations was principally attributable to lower working capital requirements; $0.5 million this quarter compared to $9.1 million in the same period in the prior year due to the timing of payments and cash receipts from customers. The Company had cash and cash equivalents of $26.3 million at July 31, 2010.

Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $1.1 million in the quarter from $1.0 million in the same period in the prior year; the increase was not significant.  As a percent of sales, D&A represented 1.0% in both years.

Interest Expense
Interest expense for the three months ended July 31, 2010 and 2009 was $45,000.

Outlook
The following outlook for FY 2011 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information.  The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Caution should be taken that actual results could differ materially from those stated or implied in this and other Company communications.

The Company expects year-over-year core sales growth of between 3.0% and 9.0% for FY 2011 based on an average exchange rate of 0.95 Canadian dollars for each U.S. dollar.  The Company’s outlook includes the assumption that oil prices will average approximately $75 per barrel during FY 2011.

The Company expects FY 2011 net income of $1.20 to $1.40 per fully diluted share.  Purchased transportation costs are expected to range between 65% and 66% of sales.  The effective income tax rate is expected to be in the 35% to 36% range.

Investor Call
The Company will host an investor conference call on Friday, September 17, 2010 at 9:00 a.m. Central Time. All interested parties may access the call Toll-Free at 1-877-407-0784.  A participant will need the following information to access the conference call: Company name – “Dynamex”.  A telephone replay of the conference call will be available through September 24, 2010 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 356435.

The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

*          *          *

Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada.  Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry.  These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission.  In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	July 31, 2010	July 31, 2009

ASSETS
CURRENT
Cash and cash equivalents	$26,318	$11,016
Accounts receivable (net of allowance for doubtful accounts of $1,048 and $1,801, respectively)	47,455	43,545
Income taxes receivable	4,062	3,043
Prepaid and other current assets	4,032	4,396
Deferred income taxes	4,029	4,270
Total current assets	85,896	66,270

Property and equipment - net	11,138	11,532
Goodwill	48,058	47,496
Intangibles - net	2,091	975
Other assets	3,083	3,226
Total assets	$150,266	$129,499

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable trade	$8,248	$5,581
Accrued liabilities and other	24,577	22,370
Total current liabilities	32,825	27,951

Long-term debt	--	--
Other long-term liabilities	7,676	5,468
Total liabilities	40,501	33,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	--	--
Common stock; $0.01 par value, 50,000 shares authorized; 9,753 and 9,725 outstanding, respectively	97	97
Additional paid-in capital	37,876	36,276
Retained earnings	66,310	55,655
Accumulated other comprehensive income	5,482	4,052
Total stockholders’ equity	109,765	96,080
Total liabilities and stockholders’ equity	$150,266	$129,499

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Twelve months ended
	July 31,		July 31,
	2010	2009	2010	2009

Sales	$104,524	$96,867	$406,448	$402,109

Operating expenses:
Purchased transportation	68,472	61,003	263,237	254,789
Salaries and employee benefits	19,855	20,172	80,422	84,515
Facilities and communication	4,796	4,675	19,381	19,378
Other	6,197	6,257	22,561	24,801
Depreciation and amortization	1,058	997	4,240	3,440
Restructuring	--	1,104	282	1,104

Total operating expenses	100,378	94,208	390,123	388,027

Operating income	4,146	2,659	16,325	14,082

Interest expense	45	45	179	177
Other income, net	(65)	(37)	(289)	(411)

Income before income taxes	4,166	2,651	16,435	14,316

Income tax expense	1,377	885	5,780	5,566

Net income	$2,789	$1,766	$10,655	$8,750
Basic earnings per common share:	$0.29	$0.18	$1.09	$0.89

Diluted earnings per common share:	$0.29	$0.18	$1.09	$0.89

Weighted average shares:
Common shares outstanding	9,753	9,722	9,736	9,782
Adjusted common shares - assuming exercise of stock options	9,771	9,739	9,753	9,809

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

	Three months ended		Twelve months ended
	July 31,		July 31,
	2010	2009	2010	2009

Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Purchased transportation	65.5%	63.0%	64.8%	63.4%
Salaries and employee benefits	19.0%	20.8%	19.8%	21.0%
Facilities and communication	4.6%	4.8%	4.8%	4.8%
Other expenses	5.9%	6.5%	5.5%	6.1%
Depreciation and amortization	1.0%	1.0%	1.0%	0.9%
Restructuring	0.0%	1.1%	0.1%	0.3%
Total Operating expenses	96.0%	97.2%	96.0%	96.5%

Operating income	4.0%	2.8%	4.0%	3.5%

EBITDA Margin	5.0%	3.8%	5.1%	4.5%
EBITDA	$5,269	$3,693	$20,854	$17,933

Reconciliation of Non-GAAP Financial Measures:
Net income	$2,789	$1,766	$10,655	$8,750
Income tax expense	1,377	885	5,780	5,566
Interest expense	45	45	179	177
Depreciation and amortization	1,058	997	4,240	3,440
EBITDA	$5,269	$3,693	$20,854	$17,933

Sales by Service Type
On Demand	$33,421	32.0%	$30,536	31.5%	$129,374	31.8%	$127,797	31.8%
Distribution & Other	71,103	68.0%	66,331	68.5%	277,074	68.2%	274,312	68.2%
Total Sales	$104,524	100.0%	$96,867	100.0%	$406,448	100.0%	$402,109	100.0%

Sales by Country
United States	$64,354	61.6%	$62,241	64.3%	$252,143	62.0%	$257,623	64.1%
Canada	40,170	38.4%	34,626	35.7%	154,305	38.0%	144,486	35.9%
Total Sales	$104,524	100.0%	$96,867	100.0%	$406,448	100.0%	$402,109	100.0%

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Dynamex –Fourth Quarter Fiscal Year 2010
September 16, 2010

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Twelve months ended
	July 31,
	2010	2009

OPERATING ACTIVITIES
Net income	$10,655	$8,750

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,240	3,440
Amortization of deferred bank financing fees	5	2
Provision for losses on accounts receivable	(347)	1,487
Stock option compensation	1,448	1,418
Deferred income taxes	2,732	822
Lessor financed leasehold improvements	-	896
Non-cash rent expense	7	143
Gain on disposal of property and equipment	(2)	(34)
Changes in current operating assets and liabilities:
Accounts receivable	(3,563)	2,255
Prepaids and other assets	(1,944)	(1,465)
Accounts payable and accrued liabilities	5,019	(9,907)
Net cash provided by operating activities	18,250	7,807

INVESTING ACTIVITIES
Purchase of property and equipment	(3,283)	(6,253)
Proceeds from sale of equipment	49	-
Acquisition of customer lists	(399)	(367)
Withdrawal (purchase) of deferred compensation investments	(66)	650
Net cash used in investing activities	(3,699)	(5,970)

FINANCING ACTIVITIES
Net proceeds from sale of common stock	152	124
Tax benefit realized on exercise of stock options	-	16
Purchase and retirement of treasury stock	-	(10,597)
Cash provided by line of credit	-	7,300
Payments on the line of credit	-	(7,300)
Other assets and deferred offering costs	225	411
Net cash provided by (used in) financing activities	377	(10,046)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	374	(663)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,302	(8,872)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,016	19,888
CASH AND CASH EQUIVALENTS, END OF YEAR	$26,318	$11,016

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$105	$137
Cash paid for taxes	$5,302	$5,901

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